Exhibit 99.1
[Horizon letterhead]

TO:	Executive Officers and Directors of Horizon Offshore, Inc.

FROM:	Michelle Sneed/Benefits Manager

DATE:	December 21, 2006

SUBJECT:	Notice of Imposition of 401(k) Plan Blackout Period and Restrictions on Ability to Trade in Company Securities
This notice is to inform you of significant restrictions on your ability to trade in securities of Horizon Offshore, Inc. (the “Company”) during an upcoming “blackout period” that will apply to the Horizon Offshore 401(k) Plan (the “401(k) Plan”). The blackout period, which is imposed to facilitate a change in the 401(k) Plan’s service provider, will begin on January 17, 2007, and is expected to end the week of January 28, 2007. During this blackout period, our current and former employees who participate in the 401(k) Plan will be temporarily unable to:
•	direct or diversify investments in their 401(k) Plan accounts (including transfers into or out of the Company stock fund),

•	receive distributions, obtain loans or make withdrawals from the 401(k) Plan, or

•	change contribution rates or investment elections.
In accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and the SEC’s rules and regulations promulgated thereunder, the Company’s directors and executive officers are prohibited during this blackout period from purchasing, selling, or otherwise acquiring or transferring, directly or indirectly, any equity security of the Company acquired in connection with his services as a director or executive officer.*
Please note the following:
•	The term “equity securities” is defined broadly to include the Company’s common stock, stock options, and shares of restricted stock.

•	Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household).

•	Although you are permitted to engage in transactions involving equity securities that were not acquired in connection with your services as a director or executive officer, there is a presumption that any such transactions are prohibited unless you can identify the source of the shares and show that you used the same identification for all related purposes, such as tax reporting and disclosure requirements.

* Exemptions from these rules generally apply for purchases or sales under Rule 10b5-1 plans, dividend reinvestment plans, sales required by law, and certain other “automatic” transactions.

•	Among other things, these rules prohibit exercising options granted to you in connection with your services as a director or executive officer, selling Company stock acquired pursuant to such options, and selling Company stock originally received as a restricted stock grant.
These rules apply in addition to the trading restrictions under the Company’s insider trading policy. If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties and appropriate action under the Company’s insider trading policy.
If you have any questions concerning this notice, the blackout period or whether certain transactions are subject to the blackout period, you should contact Michelle Sneed at Horizon Offshore, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas, 77042, telephone (713) 243-2744.